Exhibit 99.1

Gordmans Stores, Inc. Announces Second Quarter 2015 Results

Net Loss Excluding Debt Extinguishment Costs Improves 43% on Increased Sales and Improved Margins

Omaha, Nebraska (August 21, 2015) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, announced results for its second quarter and six months ended August 1, 2015.

Second Quarter Highlights

•	Net sales increased 1.7% to $143.4 million compared to $141.0 million.

•	Gross profit of $62.8 million improved 150 bps to 43.8% of net sales.

•	Extinguished $29.2 million of high rate term debt. Recorded $2.0 million charge related to extinguishment in the second quarter.

•	Diluted loss per share was ($0.09) adjusted to exclude a $0.06 charge related to debt extinguishment, versus ($0.16) last year and a guidance range of ($0.15) to ($0.12).

•	Opened new stores in Minneapolis, Minnesota and Lansing, Michigan in July.

•	As announced earlier this week, Gordmans gains a national presence with its August e-commerce launch.

Andy Hall, President and Chief Executive Officer, commented, “We are pleased with the continued improvement in our bottom line performance. The second quarter net loss, excluding costs related to the extinguishment of high rate term debt, improved 43% and was driven by higher sales and better gross margin performance. It was good to see that our comp store sales trend improvement continued in the second quarter. Second quarter comparable store sales on an owned plus licensed basis decreased 1.6% including an expected 1.0% detriment due to the shift in the sales tax holiday from July to August. Heading into the back half of the year, we are pleased with our inventory content as we accelerated back-to-school receipts vs. last year to be better positioned to capture August sales.”

Hall added, “We are excited about the recent announcements that strengthen our company going forward. First, in June, we refinanced high rate senior debt with a new $30 million term loan that carries a 225 basis point lower interest rate. Also, we launched our e-commerce site. Now guests from across the country may access Gordmans extraordinary value proposition anytime, anywhere.”

Second Quarter Financial Results

Net sales for the second quarter ended August 1, 2015 increased 1.7% to $143.4 million from $141.0 million for the second quarter last year. Comparable store sales on an owned plus licensed basis decreased 1.6%. On an owned basis, comparable store sales declined 1.7%, in line with guidance. Both the owned and owned plus licensed bases were negatively impacted by approximately 1.0% due to a sales tax holiday shift from July to August.

Gross profit increased by 5.2% to $62.8 million, or 43.8% of net sales, from $59.7 million, or 42.3% of sales, in the second quarter of fiscal 2014. The 150 basis point increase in gross margin was primarily due to lower markdowns compared to last year.

Selling, general and administrative expenses were $64.8 million, or 45.2% of net sales, compared to $63.5 million, or 45.0% of sales, in the second quarter last year. The increase in expenses was primarily due to higher depreciation expense and higher store expenses driven by a higher store count.

The Company recorded a $2.0 million charge in the second quarter of fiscal 2015 related to the early debt retirement.

The net loss for the 2015 second quarter, as adjusted to exclude the debt extinguishment charge, was $1.8 million, or ($0.09) per diluted share, compared to a net loss of $3.2 million, or ($0.16) per diluted share, in the second quarter of fiscal 2014. The GAAP basis net loss for the second quarter of fiscal 2015 was ($0.16) per diluted share.

At the conclusion of this press release is a reconciliation of GAAP to Non-GAAP adjusted financial measures.

Six Month Financial Results

Net sales for the first six months of fiscal 2015 increased by $5.3 million, or 1.9%, to $289.4 million. Comparable store sales decreased 1.3% on an owned plus licensed basis and decreased 1.7% on an owned basis. Gross profit increased 3.8%, to $127.8 million and represented 44.2% of sales, compared to $123.1 million and 43.3% of sales last year. The 2015 net loss on an adjusted basis for the first six months of $1.5 million, or ($0.07) per diluted share was 63% better than last year’s net loss of $3.9 million, or ($0.20) per diluted share. The net loss for the first six months on a GAAP basis was ($0.14) per diluted share.

New Stores

The Company opened two new stores in Lansing, Michigan and Minneapolis, Minnesota during the second quarter of 2015. The Company has opened four new stores year-to-date and plans to open two additional new stores in the third quarter of 2015 and close one store later this year when the lease term expires.

Credit Agreements

The Company continues to maintain significant availability on its revolving line of credit facility. The Company refinanced its $29.2 million senior term loan in June 2015 to reduce its annual interest expense by approximately $1.0 million.

E-Commerce

In August, the Company expanded its presence from 22 states to a national footprint with the addition of online shopping. Now guests from across the country may access savings of up to 60% off department store prices. Gordmans.com provides shoppers with a wide array of merchandise found in Gordmans stores including apparel and footwear for men, women and children in addition to home décor, designer fragrances, fashion jewelry, bedding and bath and toys.

Third Quarter Outlook

For the 2015 third quarter, the Company expects net sales to be between $153 and $156 million, which reflects a flat to low-single digit comparable store sales increase on an owned plus licensed basis. The Company expects gross profit margin to improve versus last year. Selling, general and administrative expenses are expected to deleverage in the third quarter primarily due to additional advertising, depreciation, e-commerce and pre-opening/closing expenses. The Company projects a diluted loss per share in the range of ($0.15) to ($0.12) for the third quarter. The weighted average diluted share count is expected to be approximately 19.4 million.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 21, 2015 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans guests can shop in any of our 101 stores in 22 states or at gordmans.com. For more information about Gordmans, please visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	August 1, 2015 (Unaudited)	January 31, 2015 (Unaudited)	August 2, 2014 (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,946	$7,634	$11,052
Accounts receivable	3,608	3,930	3,292
Landlord receivable	2,561	1,559	4,294
Income taxes receivable	11,001	8,525	6,348
Merchandise inventories	118,889	94,470	96,077
Deferred income taxes	2,896	2,895	2,786
Prepaid expenses and other current assets	9,985	8,535	9,172

Total current assets	158,886	127,548	133,021
PROPERTY AND EQUIPMENT, net	86,955	91,601	85,700
INTANGIBLE ASSETS, net	1,820	1,820	1,863
OTHER ASSETS, net	4,827	5,908	5,882

TOTAL ASSETS	$252,488	$226,877	$226,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$79,436	$64,349	$67,373
Accrued expenses	27,235	31,353	28,781
Current portion of long-term debt	32,229	12,463	6,463

Total current liabilities	138,900	108,165	102,617

NONCURRENT LIABILITIES:
Long-term debt, less current portion	28,891	28,827	43,875
Deferred rent	31,640	35,381	32,143
Deferred income taxes	16,318	15,636	9,832
Other liabilities	237	381	373

Total noncurrent liabilities	77,086	80,225	86,223

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	20	20
Additional paid-in capital	54,542	53,870	53,454
Accumulated deficit	(18,060)	(15,403)	(15,848)

Total stockholders’ equity	36,502	38,487	37,626

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$252,488	$226,877	$226,466

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share and Per Share Data)

	13 Weeks Ended August 1, 2015 (Unaudited)	13 Weeks Ended August 2, 2014 (Unaudited)	26 Weeks Ended August 1, 2015 (Unaudited)	26 Weeks Ended August 2, 2014 (Unaudited)
Net sales	$143,434	$141,039	$289,374	$284,061
License fees from leased departments	1,986	1,942	4,419	4,161
Cost of sales	(82,593)	(83,251)	(165,998)	(165,118)

Gross profit	62,827	59,730	127,795	123,104
Selling, general and administrative expenses	(64,819)	(63,494)	(128,137)	(126,852)

Loss from operations	(1,992)	(3,764)	(342)	(3,748)
Interest expense, net	(1,038)	(1,341)	(2,074)	(2,538)
Loss on extinguishment of debt	(2,014)	—	(2,014)	—

Loss before taxes	(5,044)	(5,105)	(4,430)	(6,286)
Income tax benefit	2,013	1,916	1,773	2,365

Net loss	$(3,031)	$(3,189)	$(2,657)	$(3,921)

Basic loss per share	$(0.16)	$(0.16)	$(0.14)	$(0.20)
Diluted loss per share	$(0.16)	$(0.16)	$(0.14)	$(0.20)

Basic weighted average shares outstanding	19,395,818	19,360,394	19,380,839	19,356,156
Diluted weighted average shares outstanding	19,395,818	19,360,394	19,380,839	19,356,156

Ratios as a percent of sales:
Gross profit	43.8%	42.3%	44.2%	43.3%
Selling, general and administrative expenses	45.2%	45.0%	44.3%	44.7%
Loss from operations	(1.4% )	(2.7% )	(0.1% )	(1.3% )
Effective tax rate	39.9%	37.5%	40.0%	37.6%
Net loss	(2.1% )	(2.3% )	(0.9% )	(1.4% )

Excluding loss on extinguishment of debt:
Net loss	$(1,826)	$(3,189)	$(1,452)	$(3,921)
Diluted loss per share	$(0.09)	$(0.16)	$(0.07)	$(0.20)
Net loss as a percent of sales	(1.3% )	(2.3% )	(0.5% )	(1.4% )

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	26 Weeks Ended August 1, 2015 (Unaudited)	26 Weeks Ended August 2, 2014 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,657)	$(3,921)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,083	6,013
Write-off of deferred financing fees related to extinguishment of debt	1,722	—
Amortization of deferred financing fees	355	280
Loss on retirement / sale of property and equipment	23	85
Deferred income taxes	681	127
Share-based compensation expense (benefit), net of forfeitures	640	(155)
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	(3,156)	(2,654)
Merchandise inventories	(24,419)	(1,366)
Prepaid expenses and other current assets	(1,450)	(811)
Other assets	80	87
Accounts payable	15,087	24,812
Deferred rent	(3,741)	552
Accrued expenses and other liabilities	(2,109)	4,928

Net cash provided by (used in) operating activities	(10,861)	27,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,038)	(31,277)
Proceeds from sale-leaseback transactions	2,412	11,033
Proceeds from insurance settlement	21	—

Net cash used in investing activities	(5,605)	(20,244)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	111,850	91,850
Repayments on revolving line of credit	(92,502)	(93,762)
Proceeds from secured term loan	30,000	—
Payment of long-term debt	(29,518)	(487)
Payment of debt issuance costs	(783)	(4)
Payment penalty on early extinguishment of debt	(292)	—
Dividends paid	(8)	(37)
Proceeds from the exercise of stock options	31	—

Net cash provided by (used in) financing activities	18,778	(2,440)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,312	5,293
CASH AND CASH EQUIVALENTS, Beginning of period	7,634	5,759

CASH AND CASH EQUIVALENTS, End of period	$9,946	$11,052

GORDMANS STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED FINANCIAL MEASURES

(Unaudited)

To supplement our condensed consolidated statements of operations presented in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted financial measures of operating results that exclude certain items. Loss on extinguishment of debt, loss before taxes, income tax benefit, net loss, and both basic and diluted earnings per share are presented below both as reported on a GAAP and non-GAAP adjusted basis related to the loss on extinguishment of debt associated with refinancing our term debt. We believe these items should be presented separately to enhance a reader’s overall understanding of the Company’s ongoing operations. These non-GAAP adjusted financial measures should be considered in conjunction with the GAAP financial measures. We believe these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. In addition, we evaluate results using GAAP and non-GAAP adjusted financial measures. These non-GAAP adjusted financial measures should not be considered in isolation or as a substitute for GAAP financial measures. The following tables reconcile the GAAP to Non-GAAP adjusted financial measures for the periods presented.

	13 Weeks Ended August 1, 2015 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	13 Weeks Ended August 1, 2015 Non-GAAP as Adjusted (Unaudited)	13 Weeks Ended August 2, 2014 GAAP Basis as Reported (Unaudited)
Loss from operations	$(1,992)	$—	$(1,992)	$(3,764)
Interest expense, net	(1,038)	—	(1,038)	(1,341)
Loss on extinguishment of debt	(2,014)	2,014	—	—

Loss before taxes	(5,044)	2,014	(3,030)	(5,105)
Income tax benefit	2,013	(809)	1,204	1,916

Net loss	$(3,031)	$1,205	$(1,826)	$(3,189)

Basic loss per share (1)	$(0.16)	$0.06	$(0.09)	$(0.16)
Diluted loss per share (1)	$(0.16)	$0.06	$(0.09)	$(0.16)

	26 Weeks Ended August 1, 2015 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	26 Weeks Ended August 1, 2015 Non-GAAP as Adjusted (Unaudited)	26 Weeks Ended August 2, 2014 GAAP Basis as Reported (Unaudited)
Loss from operations	$(342)	$—	$(342)	$(3,748)
Interest expense, net	(2,074)	—	(2,074)	(2,538)
Loss on extinguishment of debt	(2,014)	2,014	—	—

Loss before taxes	(4,430)	2,014	(2,416)	(6,286)
Income tax benefit	1,773	(809)	964	2,365

Net loss	$(2,657)	$1,205	$(1,452)	$(3,921)

Basic loss per share (1)	$(0.14)	$0.06	$(0.07)	$(0.20)
Diluted loss per share (1)	$(0.14)	$0.06	$(0.07)	$(0.20)

(1)	Amounts per share may not sum for the periods presented due to rounding.

Company Contact:	Investor Relations:
Mike James	ICR, Inc.
Chief Financial Officer	Brendon Frey
(402) 691-4126	(203) 682-8200